Rhinebeck Bancorp, Inc. Reports Results for the Three and Nine Months Ended September 30, 2022

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Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 27, 2022 /PRNewswire/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the three months ended September 30, 2022 of $2.1 million ($0.19 per basic and diluted share), which was $578,000, or 21.5%, less than the comparable prior year period. Net income for the nine months ended September 30, 2022 of $6.2 million ($0.57 per basic and $0.56 per diluted share) was $2.4 million, or 27.8%, less than the same period last year.

The decrease in net income was primarily due to an increase in the provision for loan losses of $1.5 million and $3.3 million for the three and nine months ended September 30, 2022, respectively.  The Company recorded a credit to loan losses for both the three and nine months ended September 30, 2021 as compared to an expense for the three and nine months ended September 30, 2022. For both 2022 periods, an increase in net interest income was further offset by a decrease in non-interest income and an increase in non-interest expense. The Company’s return on average assets and return on average equity were 0.64% and 7.29%, respectively, for the third quarter of 2022 as compared to 0.85% and 8.60%, respectively, for the third quarter of 2021. The Company’s return on average assets and return on average equity were 0.64% and 7.00%, respectively, for the first nine months of 2022 as compared to 0.96% and 9.48%, respectively, for the first nine months of 2021.

President and Chief Executive Officer Michael J. Quinn said, “We continue to focus on managing our balance sheet to improve our net interest margin in a challenging interest rate environment.  Our net interest margin increased to 3.55% as of September 30, 2022, an increase of 11 basis points from our results as of September 30, 2021.  This was accomplished by both pricing decisions and an increase of our loan to asset ratio to 73.59% from the prior year’s 66.73%.  However, future gains will depend on pressures to reprice deposits upward in the coming months.  Our previously announced settlement with the New York State Department of Financial Services, regarding indirect auto dealer pricing, allows us to focus on the growth of the Bank and finding efficiencies in our operations.  As previously stated, all financial impacts of the settlement were recognized in prior periods.”

Income Statement Analysis

Net interest income increased $1.0 million, or 10.3%, to $11.1 million for the three months ended September 30, 2022, from $10.1 million for the three months ended September 30, 2021. Year to date net interest income increased $3.1 million, or 10.7%, to $32.1 million compared to $29.0 million for the prior year nine-month period. In comparing the third quarter of 2022 to the same quarter in 2021, the improvement was driven by higher interest-earning asset balances and higher investment yields, partially offset by lower yields on loans and higher costs for deposits and borrowings. For the three months ended September 30, 2022, the average balances of interest-earning assets grew by $51.3 million to $1.22 billion and the average yields improved by 32 basis points to 4.08%, while the cost of interest-bearing liabilities increased by 19 basis points to 0.68%. When comparing year to date periods, the average balance of interest-earning assets grew by $80.3 million while the average yields increased by 7 basis points to 3.91%. The cost of interest-bearing liabilities fell by 7 basis points to 0.51%.

The provision for loan losses increased by $1.5 million, from a credit of $954,000 for the quarter ended September 30, 2021 to an expense of $545,000 for the current quarter. The provision for loan losses increased by $3.3 million, from a credit of $2.2 million for the nine months ended September 30, 2021 to an expense of $1.1 million for the nine months ended September 30, 2022. In 2021, the credit to the provision for the three and nine months ended September 30, 2021 was primarily attributable to a decline in loan balances, exclusive of PPP loans, a reduction in specific allocations to the allowance for loan losses and a general improvement in economic conditions as our customers showed signs of recovering from the pandemic. An increase in indirect automobile loan balances in 2022 was the primary factor leading to the increase in the provision.

Net charge-offs increased $84,000 to $222,000 for the quarter ended September 30, 2022 from $138,000 for the comparable quarter in 2021 primarily due to increased charge-offs in our indirect automobile portfolio as loan balances increased.  Net charge-offs for the nine months ended September 30, 2022 totaled $179,000 compared to  net charge-offs of $428,000 for the comparable period in 2021.  The year-to-date decrease in 2022 was primarily due to a $143,000 recovery of a residential mortgage loan, pricing gains on the sales of repossessed vehicles as used car prices have risen significantly, and an improvement in the overall economic environment. There was a general overall improvement in loan quality during the first nine months of 2022 as the percentage of overdue account balances to total loans decreased to 1.45% as of September 30, 2022 from 1.58% as of December 31, 2021 and non-performing assets decreased $2.0 million.

Non-interest income totaled $1.4 million for the three months ended September 30, 2022, a decrease of $250,000, or 15.3%, from the comparable period in the prior year, due primarily to a decrease in the net gain on sales of mortgage loans as activity decreased due to fewer originations in the increasing interest rate environment and as some higher-rate loans were added to the portfolio. Gain on sales of mortgage loans decreased $355,000, or 70.7%, compared to the prior year quarter as the Company sold $5.1 million of residential mortgage loans in the third quarter of 2022 as compared to $16.3 million in the third quarter of 2021. The net decrease was partially offset by an increase in service charges on deposit accounts of $49,000, or 7.4%, as transaction volume increased and an increase in other non-interest income of $67,000.

For the nine months ended September 30, 2022, total non-interest income decreased $1.1 million, or 19.8%, from the comparable period in the prior year. The reduction between periods was mostly due to the decrease in the gain on the sale of mortgage loans of $1.3 million, or 61.5%, the 2021 one-time gain from the collection of a life insurance claim of $195,000 and a net realized loss in 2022 from the sale of securities of $170,000, partially offset by an increase in service charges on deposit accounts of $234,000, an improvement in investment advisory income of $120,000, a $69,000 increase in the cash value of life insurance, and a net improvement of $167,000 in other income items.

For the third quarter of 2022, non-interest expense totaled $9.2 million, an increase of $101,000, or 1.1%, over the comparable 2021 period. The increase was primarily due to an increase in salaries and benefits of $195,000, or 3.8%, due to new hires, annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the three months ended September 30, 2022, occupancy expenses increased $37,000, or 3.5%, primarily resulting from inflationary pressures on our service contracts. Data processing costs increased $29,000, FDIC insurance costs increased $25,000 and marketing expense increased by $21,000. These increases were partially offset by decreased professional fees of $20,000 and a decrease in other non-interest expenses of $179,000, or 10.7%.

For the nine months ended September 30, 2022, non-interest expense totaled $27.8 million, an increase of $1.9 million, or 7.2%, over the comparable 2021 period. The increase was primarily due to an increase in salaries and benefits of $1.6 million, or 11.1%, due to branch expansion, new hires, annual merit increases, production incentives and employee benefit increases, as well as the competitive pressures of the current job market. For the nine months ended September 30, 2022, occupancy expenses increased $342,000, or 11.2%, as a result of the additional rent, depreciation and other expenses related to branch expansion. The addition of branches was also primarily responsible for increased data processing costs of $152,000, increased marketing expense of $105,000 and increased FDIC insurance costs of $60,000. These increases were partially offset by decreased professional fees of $83,000 and a decrease in other non-interest expenses of $357,000, or 7.8%. The decrease in other non-interest expense was primarily due a reserve put in place in 2021 for potential consumer compliance issues in the Bank’s indirect automobile portfolio.

On October 6, 2022, the Company issued a press release announcing that the Bank and the New York State Department of Financial Services (“DFS”) reached a settlement regarding claims based on DFS’s detection of statistical differences in dealer reserve (i.e., dealer markup) charged by automobile dealers to different borrower groups on loans purchased by the Bank through its indirect automobile lending program for the years 2017 through 2021.

While the Bank did not agree with the findings and denied the allegations, it agreed to a settlement so as not to engage in a lengthy and costly legal challenge.

The Bank agreed to pay a civil monetary penalty of $950,000 and estimates that the restitution to eligible impacted borrowers (approximately 3,766 loans) to be approximately $501,000. The Bank has fully reserved for this settlement and there should be no further material negative impact on earnings.

Balance Sheet Analysis

Total assets increased $11.5 million, or 0.9%, to $1.29 billion at September 30, 2022 from $1.28 billion at December 31, 2021. Net loans increased $96.3 million, or 11.3%, primarily due to a large increase in our indirect automobile loan portfolio. Indirect automobile loans increased $70.7 million, or 18.5%, and commercial real estate loans increased $34.1 million, or 10.9%, while commercial and industrial loans decreased $21.7 million, or 20.8%.  Available for sale securities decreased $51.3 million, or 18.3%, primarily due to paydowns, sales, calls and maturities of $49.3 million and an increase of $32.0 million in unrealized market losses, partially offset by $30.2 million in purchases. Cash and due from banks decreased $44.0 million, or 61.0%, primarily due to a decrease in deposits held at the Federal Reserve Bank of New York as excess funds were used to fund loans originations. Deferred tax assets increased $6.9 million mostly in relation to the increase in unrealized losses on securities.

Past due loans remained fairly stable between December 31, 2021 and September 30, 2022, finishing at $13.8 million, or 1.45% of total loans, up from $13.5 million, or 1.58% of total loans at year-end 2021. Our allowance for loan losses was 0.90% of total loans and 181.76% of non-performing loans at September 30, 2022 as compared to 0.89% of total loans and 113.01% of non-performing loans at December 31, 2021.

Total liabilities increased $30.7 million, or 2.7%, to $1.19 billion at September 30, 2022 from $1.16 billion at December 31, 2021. The increase was due to an increase in deposits of $8.2 million, or 0.7%. Interest bearing deposits increased $13.7 million, or 1.7%, while non-interest bearing deposits decreased $5.5 million, or 1.7%. Increases in advances from the Federal Home Loan Bank of $19.5 million and accrued expenses and other liabilities of $6.2 million also contributed to the increase in liabilities.  The increase was partially offset by a decrease in mortgagors’ escrow accounts of $3.2 million.

Stockholders' equity decreased $19.2 million, or 15.2%, to $106.8 million at September 30, 2022, primarily due to a $25.9 million increase in accumulated other comprehensive loss related to current market conditions, partially offset by net income of $6.2 million. The Company's ratio of average equity to average assets was 9.17% for the nine months ended September 30, 2022 and 10.02% for the year ended December 31, 2021.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its fifteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as "believe", "expect", "anticipate", "estimate", "intend", “predict”, “forecast”, “improve”, “continue”, "will", "would", "should", "could", or "may".  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in asset quality, loan sale volumes, charge-offs and loan loss provisions, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, the continuing impact of the COVID-19 pandemic on our business and results of operation, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemic diseases, extreme weather events, or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company's summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest and Dividend Income
Interest and fees on loans	$11,404	$10,402	$32,212	$30,722
Interest and dividends on securities	1,002	623	2,844	1,560
Other income	147	34	210	66
Total interest and dividend income	12,553	11,059	35,266	32,348
Interest Expense
Interest expense on deposits	1,262	866	2,773	2,816
Interest expense on borrowings	194	134	415	562
Total interest expense	1,456	1,000	3,188	3,378
Net interest income	11,097	10,059	32,078	28,970
Provision for (credit to) loan losses	545	(954)	1,112	(2,171)
Net interest income after provision for (credit to) loan losses	10,552	11,013	30,966	31,141
Non-interest Income
Service charges on deposit accounts	713	664	2,125	1,891
Net realized loss on sales and calls of securities	(8)	—	(170)	—
Net gain on sales of loans	147	502	840	2,179
Increase in cash surrender value of life insurance	163	158	481	412
Net gain from sale of other real estate owned	—	—	—	2
Gain on disposal of premises and equipment	—	—	—	17
Gain on life insurance	—	—	—	195
Investment advisory income	229	237	932	812
Other	145	78	395	228
Total non-interest income	1,389	1,639	4,603	5,736
Non-interest Expense
Salaries and employee benefits	5,357	5,162	16,393	14,749
Occupancy	1,097	1,060	3,394	3,052
Data processing	479	450	1,421	1,269
Professional fees	419	439	1,292	1,375
Marketing	140	119	458	353
FDIC deposit insurance and other insurance	226	201	602	542
Other real estate owned expense	—	4	—	7
Amortization of intangible assets	24	27	75	69
Other	1,497	1,676	4,194	4,551
Total non-interest expense	9,239	9,138	27,829	25,967
Income before income taxes	2,702	3,514	7,740	10,910
Provision for income taxes	595	829	1,551	2,339
Net income	$2,107	$2,685	$6,189	$8,571

Earnings per common share:
Basic	$0.19	$0.25	$0.57	$0.80
Diluted	$0.19	$0.25	$0.56	$0.79

Weighted average shares outstanding, basic	10,844,240	10,774,038	10,826,862	10,755,342
Weighted average shares outstanding, diluted	10,996,309	10,946,935	10,999,745	10,914,429

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2022	2021
Assets
Cash and due from banks	$28,110	$72,091
Available for sale securities (at fair value)	229,030	280,283
Loans receivable (net of allowance for loan losses of $8,492 and $7,559, respectively)	951,282	854,967
Federal Home Loan Bank stock	2,350	1,322
Accrued interest receivable	2,644	3,366
Cash surrender value of life insurance	29,635	29,131
Deferred tax assets (net of valuation allowance of $462 and $454, respectively)	10,256	3,352
Premises and equipment, net	18,858	19,183
Goodwill	2,235	2,235
Intangible assets, net	358	433
Other assets	17,925	14,803
Total assets	$1,292,683	$1,281,166
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$309,319	$314,814
Interest bearing	800,873	787,185
Total deposits	1,110,192	1,101,999

Mortgagors’ escrow accounts	5,895	9,130
Advances from the Federal Home Loan Bank	37,541	18,041
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	27,098	20,872
Total liabilities	1,185,881	1,155,197

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,284,565 at September 30, 2022 and 11,296,103 December 31, 2021)	113	113
Additional paid-in capital	46,922	46,573
Unearned common stock held by the employee stock ownership plan	(3,546)	(3,709)
Retained earnings	95,816	89,627
Accumulated other comprehensive loss:
Net unrealized loss on available for sale securities, net of taxes	(28,034)	(2,734)
Defined benefit pension plan, net of taxes	(4,469)	(3,901)
Total accumulated other comprehensive loss	(32,503)	(6,635)
Total stockholders’ equity	106,802	125,969
Total liabilities and stockholders’ equity	$1,292,683	$1,281,166

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2022	2021	2022	2021	2021

Performance Ratios (1):

Return on average assets (2)	0.64%	0.85%	0.64%	0.96%	0.95%
Return on average equity (3)	7.29%	8.60%	7.00%	9.48%	9.49%
Net interest margin (4)	3.61%	3.42%	3.55%	3.44%	3.45%
Efficiency ratio (5)	73.99%	78.12%	75.87%	74.82%	75.82%
Average interest-earning assets to average interest-bearing liabilities	142.62%	145.46%	143.50%	144.42%	144.89%
Total gross loans to total deposits	85.39%	76.73%	85.39%	76.73%	77.45%
Average equity to average assets (6)	8.79%	9.93%	9.17%	10.09%	10.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.90%	1.08%	0.90%	1.08%	0.89%
Allowance for loan losses as a percent of non-performing loans	181.76%	145.64%	181.76%	145.64%	113.01%
Net recoveries (charge-offs) to average outstanding loans during the period	(0.02)%	(0.02)%	(0.02)%	(0.05)%	(0.05)%
Non-performing loans as a percent of total gross loans	0.49%	0.74%	0.49%	0.74%	0.78%
Non-performing assets as a percent of total assets	0.36%	0.50%	0.36%	0.50%	0.52%

Capital Ratios (7):
Tier 1 capital (to risk-weighted assets)	11.80%	13.13%	11.80%	13.13%	12.76%
Total capital (to risk-weighted assets)	12.57%	14.12%	12.57%	14.12%	13.54%
Common equity Tier 1 capital (to risk-weighted assets)	11.80%	13.13%	11.80%	13.13%	12.76%
Tier 1 leverage ratio (to average total assets)	9.83%	9.58%	9.83%	9.58%	9.65%

Other Data:
Book value per common share			$ 9.46	$ 10.99	$ 11.15
Tangible book value per common share(8)			$ 9.23	$ 10.76	$ 10.92

(1)	Performance ratios for the three and nine months ended September 30, 2022 and 2021 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	Represents average equity divided by average total assets.
(7)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets less than $3.0 billion.
(8)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measure: “tangible book value per common share.” Management uses this non-GAAP measure because we believe that it may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes this non-GAAP measure may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. This non-GAAP measure should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

(In thousands, except per share data)	September 30,		December 31,
	2022	2021	2021
Book value per common share reconciliation
Total shareholders' equity (book value) (GAAP)	$106,802	$124,204	$125,969
Total shares outstanding	11,285	11,297	11,296
Book value per common share	$9.46	$10.99	$11.15
Total common equity
Total equity (GAAP)	$106,802	$124,204	$125,969
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets	(358)	(460)	(433)
Tangible common equity (non-GAAP)	$104,209	$121,509	$123,301
Tangible book value per common share
Tangible common equity (non-GAAP)	$104,209	$121,509	$123,301
Total shares outstanding	11,285	11,297	11,296
Tangible book value per common share	$9.23	$10.76	$10.92

SOURCE Rhinebeck Bancorp, Inc.

Related Links

http://www.Rhinebeckbank.com